As filed with the Securities and Exchange Commission on August 17, 2017

Securities Act File No. 333-216939

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☒

Pre-Effective Amendment No. ☐

Post-Effective Amendment No. 2

VOYA VARIABLE PRODUCTS TRUST

(Exact Name of Registrant as Specified in Charter)

7337 East Doubletree Ranch Road, Scottsdale, Suite 100, Arizona 85258-2034

(Address of Principal Executive Offices) (Zip Code)

1-800-992-0180

(Registrant’s Area Code and Telephone Number)

Huey P. Falgout, Jr.

ING U.S. Legal Services

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258-2034

(Name and Address of Agent for Service)

With copies to:

Elizabeth J. Reza

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199-3600

Approximate Date of Proposed Public Offering:

As soon as practicable after this Registration Statement becomes effective.

It is proposed that this filing will become effective immediately, pursuant to Rule 462(d)

under the Securities Act of 1933, as amended.

No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended.

Title of Securities Being Registered: Class ADV, Class I, Class S, and Class S2 of Voya MidCap Opportunities Portfolio

EXPLANATORY NOTE

The purpose of this filing is to file as an exhibit the opinion of counsel supporting the tax matters and consequences to shareholders in connection with the reorganization of VY® FMR® Diversified Mid Cap Portfolio, a series of Voya Investors Trust, with and into Voya MidCap Opportunities Portfolio, a series of Voya Variable Products Trust, as required by Item 16(12) of Form N-14. Parts A and B of this Registration Statement are incorporated by reference to the Proxy Statement/Prospectus and Statement of Additional Information which were filed on EDGAR on April 24, 2017 (File No. 333-216939).

VOYA Variable Products Trust

(“REGISTRANT”)

PART C

OTHER INFORMATION

ITEM 15. INDEMNIFICATION

Section 4.3 of Registrant's Declaration of Trust provides the following:

(a)	Subject to the exceptions and limitations contained in paragraph (b) below:

(i)	every person who is, or has been, a trustee or officer of the Trust shall be indemnified by the Trust to the fullest extent permitted by law against all liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit, or proceeding in which he/she becomes involved as a party or otherwise by virtue of his/her being or having been a trustee or officer and against amounts paid or incurred by him/she in the settlement thereof; and

(ii)	the word “claim,” “action,” “suit,” or “proceeding” shall apply to all claims, actions suits, or proceedings (civil, criminal, administrative, or other, including appeals), actual or threatened; and the words “liability” and “expenses” shall include, without limitation, attorneys fees, costs, judgments, amounts paid in settlement, fines, penalties, and other liabilities.

(b)	No indemnification shall be provided hereunder to a trustee or officer:

(i)	against any liability to the Trust, a Series thereof, or its Shareholders by reason of a final adjudication by a court or other body before which a proceeding was brought that he/she engaged in willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his/her office;

(ii)	with respect to any matter as to which he/she shall have been finally adjudicated not to have acted in good faith in the reasonable belief that his/her action was in the best interest of the Trust; or

(iii)	in the event of a settlement or other disposition not involving a final adjudication as provided in paragraph (h)(i) or (b)(ii) resulting in a payment by a trustee or officer, unless there has been a determination that such trustee or officer did not engage in willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office:

(a)	by the court or other body approving the settlement or other disposition; or

(b)	based upon a review of readily available facts (as opposed to a full trial-type inquiry) by (x) vote of a majority of the disinterested trustees acting on the matter (provided that a majority of the disinterested trustees then in office act on the matter) or (y) written opinion of independent legal counsel.

(c)	The rights of indemnification herein provided may be insured against by policies maintained by the Trust, shall be severable, shall not affect any other rights to which any trustee or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such trustee or officer and shall inure to the benefit of the heirs, executors, administrators, and assigns of such a person. Nothing contained herein shall affect any rights to indemnification to which personnel of the Trust other than trustees and officers may be entitled by contract or otherwise under law.

(c)	Expenses of preparation and presentation of a defense to any claim, action, suit, or proceeding of the character described in paragraph (a) of this Section 4.3 may be advanced by the Trust prior to final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification under this Section 4.3, provided that either:

(i)	such undertaking is secured by a surety bond or some other appropriate security provided by the recipient, or the Trust shall be insured against losses arising out of any such advances; or

(ii)	a majority of the disinterested trustees acting on the matter (provided that a majority of the disinterested trustees act on the matter) or an independent legal counsel in a written opinion shall determine, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the recipient ultimately will be found entitled to indemnification.

As used in this Section 4.3, a “disinterested trustee” is one who is not: (i) an interested person of the Trust (including anyone who has been exempted from being an interested person by any rule, regulation or order of the Commission); or (ii) involved in the claim, action, suit, or proceeding.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (“1933 Act”) may be permitted to trustees, officers, and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer, or controlling person of the Registrant in connection with the successful defense of any action suit or proceeding) is asserted by such trustee, officer, or controlling person in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Act and be governed by final adjudication of such issue.

ITEM 16. EXHIBITS

(1)	(a)	Declaration of Trust – Filed as an Exhibit to Post-Effective Amendment No. 4 to the Registrant’s Form N-1A Registration Statement on February 28, 1996 and incorporated herein by reference.

	(b)	Certificate of Amendment of Declaration of Trust and Redesignation of Series – Filed as an Exhibit to Post-Effective Amendment No. 6 to the Registrant’s Form N-1A Registration Statement on April 30, 1997 and incorporated herein by reference.

	(c)	Certificate of Establishment and Designation dated April 24, 1997 – Filed as an Exhibit to Post-Effective Amendment No. 7 to the Registrant’s Form N-1A Registration Statement on May 16, 1997 and incorporated herein by reference.

	(d)	Certificate of Amendment of Declaration of Trust and Redesignation of Series dated November 12, 1997 – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Registrant’s Form N-1A Registration Statement on February 2, 2004 and incorporated herein by reference.

	(e)	Certificate of Amendment of Declaration of Trust and Redesignation of Series – Filed as an Exhibit to Post-Effective Amendment No. 15 to the Registrant’s Form

N-1A Registration Statement on January 28, 2000 and incorporated herein by reference.

(f)	Certificate of Amendment of Declaration of Trust – Filed as an Exhibit to Post-Effective Amendment No. 15 to the Registrant’s Form N-1A Registration Statement on January 28, 2000 and incorporated herein by reference.

(g)	Certificate of Amendment of Declaration of Trust – Filed as an Exhibit to Post-Effective Amendment No. 15 to the Registrant’s Form N-1A Registration Statement on January 28, 2000 and incorporated herein by reference.

(h)	Certificate of Establishment and Designation of Series – Filed as an Exhibit to Post-Effective Amendment No. 15 to the Registrant’s Form N-1A Registration Statement on January 28, 2000 and incorporated herein by reference.

(i)	Certificate of Amendment of Declaration of Trust and Redesignation of Series – Filed as an Exhibit to Post-Effective Amendment No. 15 to the Registrant’s Form N-1A Registration Statement on January 28, 2000 and incorporated herein by reference.

(j)	Certificate of Amendment of Declaration of Trust and Establishment and Designation of Additional Series of Shares of Beneficial Interest; Establishment of Additional Series; and Establishment of New Principal Place of Business – Filed as an Exhibit to Post-Effective Amendment No. 19 to the Registrant’s Form N-1A Registration Statement on April 27, 2001 and incorporated herein by reference.

(k)	Abolition of Series of Shares of Beneficial Interests dated December 17, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Registrant’s Form N-1A Registration Statement on February 2, 2004 and incorporated herein by reference.

(l)	Certificate of Amendment of Declaration of Trust and Redesignation of Series dated March 1, 2002 – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Registrant’s Form N-1A Registration Statement on February 2, 2004 and incorporated herein by reference.

(m)	Certificate of Amendment of Declaration of Trust and Redesignation of Series dated April 22, 2002 – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Registrant’s Form N-1A Registration Statement on February 2, 2004 and incorporated herein by reference.

(n)	Abolition of Series of Shares of Beneficial Interest dated February 25, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 23 to the Registrant’s Form N-1A Registration Statement on April 28, 2003 and incorporated herein by reference.

(o)	Establishment and Declaration of Series – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Registrant’s Form N-1A Registration Statement on February 2, 2004 and incorporated herein by reference.

(p)	Certificate of Amendment of Declaration of Trust dated June 17, 1998 – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Registrant’s Form N-1A Registration Statement on February 2, 2004 and incorporated herein by reference.

(q)	Establishment and Designation of Series dated July 29, 1998 – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Registrant’s Form N-1A Registration Statement on February 2, 2004 and incorporated herein by reference.

(r)	Certificate of Amendment of Declaration of Trust dated June 29, 1998 – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Registrant’s Form N-1A Registration Statement on February 2, 2004 and incorporated herein by reference.

(s)	Certificate of Amendment of Declaration of Trust and Redesignation of Series dated July 29, 1998 – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Registrant’s Form N-1A Registration Statement on February 2, 2004 and incorporated herein by reference.

(t)	Certificate of Amendment of Declaration of Trust and Redesignation of Series dated November 9, 1998 – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Registrant’s Form N-1A Registration Statement on February 2, 2004 and incorporated herein by reference.

(u)	Certificate of Amendment of Declaration of Trust and Redesignation of Series dated April 30, 1999 – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Registrant’s Form N-1A Registration Statement on February 2, 2004 and incorporated herein by reference.

(v)	Certificate of Amendment of Declaration of Trust and Redesignation of Series effective June 2, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Registrant’s Form N-1A Registration Statement on February 2, 2004 and incorporated herein by reference.

(w)	Abolition of Series of Shares of Beneficial Interest dated October 16, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Registrant’s Form N-1A Registration Statement on February 2, 2004 and incorporated herein by reference.

(x)	Establishment and Designation of Series and Classes dated November 11, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Registrant’s Form N-1A Registration Statement on February 2, 2004 and incorporated herein by reference.

(y)	Certificate of Amendment of Declaration of Trust dated February 21, 2002 – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Registrant’s Form N-1A Registration Statement on February 2, 2004 and incorporated herein by reference.

(z)	Amended Establishment and Designation of Series and Classes of Shares (ING VP Growth + Value Portfolio) effective November 11, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

(aa)	Amended Establishment and Designation of Classes (Class R shares to Class I shares) dated February 25, 2004 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

(bb)	Amended Establishment and Designation of Classes (ING VP Financial Services Portfolio) dated February 25, 2004 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

(cc)	Abolition of Series of Shares of Beneficial Interest (ING VP International Portfolio and ING VP International SmallCap Growth Portfolio) dated February 25, 2004 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

(dd)	Amended Establishment and Designation of Classes dated April 4, 2005 (Class I shares of ING VP LargeCap Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 28 to the Registrant’s Form N-1A Registration Statement on April 4, 2005 and incorporated herein by reference.

(ee)	Establishment and Designation of Classes (Class ADV shares) dated April 29, 2005 – Filed as an Exhibit to Post-Effective Amendment No. 28 to the Registrant’s Form N-1A Registration Statement on April 4, 2005 and incorporated herein by reference.

(ff)	Abolition of Series of Beneficial Interest (ING VP Disciplined LargeCap Portfolio and ING VP MagnaCap Portfolio) dated January 3, 2006 – Filed as an Exhibit to Post-Effective Amendment No. 31 to the Registrant’s Form N-1A Registration Statement on February 7, 2007 and incorporated herein by reference.

(gg)	Abolition of Series of Beneficial Interest (ING VP Convertible Portfolio) dated May 16, 2006 – Filed as an Exhibit to Post-Effective Amendment No. 31 to the Registrant’s Form N-1A Registration Statement on February 7, 2007 and incorporated herein by reference.

(hh)	Abolition of Series of Beneficial Interest (ING VP LargeCap Growth Portfolio) dated December 27, 2006 – Filed as an exhibit to Post-Effective Amendment No. 32 to the Registrant’s Form N-1A Registration Statement on April 27, 2007 and incorporated herein by reference.

(ii)	Plan of Liquidation and Dissolution of Series (ING VP Financial Services Portfolio) – Filed as an exhibit to Post-Effective Amendment No. 35 to the Registrant’s Form N-1A Registration Statement on November 18, 2008 and incorporated herein by reference.

(jj)	Abolition of Series of Beneficial Interest (ING VP Financial Services Portfolio) dated September 11, 2008 – Filed as an exhibit to Post-Effective Amendment No. 35 to the Registrant’s Form N-1A Registration Statement on November 18, 2008 and incorporated herein by reference.

(kk)	Abolition of Series of Beneficial Interest (ING VP High Yield Portfolio and ING VP Real Estate Portfolio) dated September 11, 2008 – Filed as an exhibit to Post-Effective Amendment No. 35 to the Registrant’s Form N-1A Registration Statement on November 18, 2008 and incorporated herein by reference.

(ll)	Establishment and Designation of Classes (Class S2 shares) dated January 23, 2009 – Filed as an exhibit to Post-Effective Amendment No. 39 to the Registrant’s Form N-1A Registration Statement on February 20, 2009 and incorporated herein by reference.

(mm)	Certificate of Amendment of Declaration of Trust and Redesignation of Series effective May 1, 2009 – Filed as an exhibit to Post-Effective Amendment No. 40 to the Registrant’s Form N-1A Registration Statement on April 29, 2009 and incorporated herein by reference.

	(nn)	Abolition of Class S2 shares of ING International Value Portfolio dated June 7, 2013 – Filed as an exhibit to Post-Effective Amendment No. 51 to the Registrant’s Form N-1A Registration Statement on April 29, 2014 and incorporated herein by reference.

	(oo)	Certificate of Amendment of Declaration of Trust and Redesignation of Series effective May 1, 2014 – Filed as an exhibit to Post-Effective Amendment No. 51 to the Registrant’s Form N-1A Registration Statement on April 29, 2014 and incorporated herein by reference.

	(pp)	Abolition of Series of Shares of Voya International Value Portfolio dated March 9, 2015 – Filed as an exhibit to Post-Effective Amendment No. 54 to the Registrant’s Form N-1A Registration Statement on April 27, 2015 and incorporated herein by reference.

	(qq)	Establishment and Designation of Classes (Class R6 shares) dated October 15, 2015 – Filed as an exhibit to Post-Effective Amendment No. 57 to the Registrant’s Form N-1A Registration Statement on November 19, 2015 and incorporated herein by reference.

(2)	(a)	By-laws – Filed as an Exhibit to Post-Effective Amendment No. 4 to the Registrant’s Form N-1A Registration Statement on February 28, 1996 and incorporated herein by reference.

	(b)	Amendment, effective July 26, 2000, to the By-laws – Filed as an exhibit to Post-Effective Amendment No. 32 to the Registrant’s Form N-1A Registration Statement on April 27, 2007 and incorporated herein by reference.

(3)	N/A

(4)	Agreement and Plan of Reorganization between VY® FMR® Diversified Mid Cap Portfolio, a series of Voya Investors Trust, and Voya MidCap Opportunities Portfolio, a series of Voya Variable Products Trust – Attached as Appendix A to the Proxy Statement/Prospectus.

(5)	N/A

(6)	(a)	Amended and Restated Investment Management Agreement between Voya Variable Products Trust and Voya Investments, LLC dated November 18, 2014 as amended and restated May 1, 2015 – Filed as an exhibit to Post-Effective Amendment No. 56 to the Registrant’s Form N-1A Registration Statement on September 21, 2015 and incorporated herein by reference.

	(b)	Sub-Advisory Agreement between Voya Investments, LLC and Voya Investment Management Co. LLC effective November 18, 2014 – Filed as an exhibit to Post-Effective Amendment No. 54 to the Registrant’s Form N-1A Registration Statement on April 27, 2015 and incorporated herein by reference.

(i) Amended Schedule A effective November 2015 to the Sub-Advisory Agreement between Voya Investments, LLC and Voya Investment Management Co. LLC effective November 18, 2014 – Filed as an exhibit to Post-Effective Amendment No. 57 to the Registrant’s Form N-1A Registration Statement on November 19, 2015 and incorporated herein by reference.

	(c)	Expense Limitation Agreement between Voya Investments, LLC and Voya Variable Products Trust, effective November 18, 2014 – Filed as an exhibit to Post-Effective Amendment No. 54 to the Registrant’s Form N-1A Registration Statement on April 27, 2015 and incorporated herein by reference.

		(i)	Amended Schedule A effective November 20, 2015 to the Expense Limitation Agreement between Voya Investments, LLC and Voya Variable Products Trust, effective November 18, 2014 – Filed as an exhibit to Post-Effective Amendment No. 57 to the Registrant’s Form N-1A Registration Statement on November 19, 2015 and incorporated herein by reference.

		(ii)	Expense Limitation Recoupment to the Expense Limitation Agreement between Voya Investments, LLC and Voya Variable Products Trust, effective dated January 1, 2016 with respect to Voya SmallCap Opportunities Portfolio – Filed as an exhibit to Post-Effective Amendment No. 59 to the Registrant’s Form N-1A Registration Statement on April 28, 2016 and incorporated herein by reference.

		(iii)	Side letter agreement dated May 1, 2016 between Voya Investments, LLC and Voya Variable Products Trust with respect to Voya MidCap Opportunities Portfolio for the period from May 1, 2016 through May 1, 2017 – Filed as an exhibit to Post-Effective Amendment No. 59 to the Registrant’s Form N-1A Registration Statement on April 28, 2016 and incorporated herein by reference.

		(iv)	Side letter agreement dated January 1, 2016 between Voya Investments, LLC and Voya Variable Products Trust with respect to Voya MidCap Opportunities Portfolio Class R6 shares for the period from January 1, 2016 through May 1, 2017 – Filed as an exhibit to Post-Effective Amendment No. 59 to the Registrant’s Form N-1A Registration Statement on April 28, 2016 and incorporated herein by reference.

(7)	(a)	Distribution Agreement between Voya Variable Products Trust and Voya Investments Distributor, LLC effective November 18, 2014 – Filed as an exhibit to Post-Effective Amendment No. 54 to the Registrant’s Form N-1A Registration Statement on April 27, 2015 and incorporated herein by reference.

(8)	N/A

(9)	(a)	Custody Agreement with The Bank of New York Mellon (formerly, The Bank of New York) dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Registrant’s Form N-1A Registration Statement on February 2, 2004 and incorporated herein by reference.

		(i)	Amended Exhibit A, dated April 18, 2016, to the Custody Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an exhibit to Post-Effective Amendment No. 59 to the Registrant’s Form N-1A Registration Statement on April 28, 2016 and incorporated herein by reference.

	(b)	Foreign Custody Manager Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Registrant’s Form N-1A Registration Statement on February 2, 2004 and incorporated herein by reference.

		(i)	Amended Exhibit A, dated April 18, 2016, to the Foreign Custody

Manager Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an exhibit to Post-Effective Amendment No. 59 to the Registrant’s Form N-1A Registration Statement on April 28, 2016 and incorporated herein by reference.

(ii) Amended Schedule 2 dated June 4, 2008 to the Foreign Custody Manager Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an exhibit to Post-Effective Amendment No. 35 to the Registrant’s Form N-1A Registration Statement on November 18, 2008 and incorporated herein by reference.

	(c)	Securities Lending Agreement and Guaranty with The Bank of New York Mellon dated August 7, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Registrant’s Form N-1A Registration Statement on February 2, 2004 and incorporated herein by reference.

(i) Amended Exhibit A, dated April 18, 2016, to the Securities Lending Agreement and Guaranty with The Bank of New York Mellon dated August 7, 2003 – Filed as an exhibit to Post-Effective Amendment No. 59 to the Registrant’s Form N-1A Registration Statement on April 28, 2016 and incorporated herein by reference.

(10)	(a)	Fourth Amended and Restated Shareholder Services Plan (Class S shares), dated September 10, 2015 – Filed as an exhibit to Post-Effective Amendment No. 59 to the Registrant’s Form N-1A Registration Statement on April 28, 2016 and incorporated herein by reference.

(i) Waiver letter dated May 1, 2016 with respect to the Fourth Amended and Restated Shareholder Services Plan (Class S shares) dated September 10, 2015 for Voya MidCap Opportunities Portfolio – Filed as an exhibit to Post-Effective Amendment No. 59 to the Registrant’s Form N-1A Registration Statement on April 28, 2016 and incorporated herein by reference.

	(b)	Second Amended and Restated Shareholder Service and Distribution Plan (Adviser Class shares) dated September 12, 2014 – Filed as an exhibit to Post-Effective Amendment No. 54 to the Registrant’s Form N-1A Registration Statement on April 27, 2015 and incorporated herein by reference.

(i) Amended Schedule A dated September 10, 2015 to the Second Amended and Restated Shareholder Service and Distribution Plan (Adviser Class shares) dated September 12, 2014 – Filed as an exhibit to Post-Effective Amendment No. 59 to the Registrant’s Form N-1A Registration Statement on April 28, 2016 and incorporated herein by reference.

	(c)	Third Amended and Restated Shareholder Service and Distribution Plan (Service 2 Class shares) effective May 1, 2016 – Filed as an exhibit to Post-Effective Amendment No. 59 to the Registrant’s Form N-1A Registration Statement on April 28, 2016 and incorporated herein by reference.

	(d)	Third Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3 dated September 10, 2015 – Filed as an exhibit to Post-Effective Amendment No. 57 to the Registrant’s Form N-1A Registration Statement on November 19, 2015 and incorporated herein by reference.

(11)	Opinion and Consent of Counsel – Filed as an exhibit to the Registrant’s Registration

Statement on Form N-14 filed on March 24, 2017 and incorporated herein by reference.

(12)	Opinion and Consent of Counsel Supporting Tax Matters and Consequences – Filed herein

(13)	(a)	Transfer Agency Services Agreement with BNY Mellon Investment Servicing (U.S.) Inc. (formerly, PNC Global Investment Servicing (U.S.) Inc.) dated February 25, 2009 – Filed as an exhibit to Post-Effective Amendment No. 40 to the Registrant’s Form N-1A Registration Statement on April 29, 2009 and incorporated herein by reference.

		(i)	Amendment, effective February 8, 2011, to the Transfer Agency Services Agreement dated February 25, 2009 – Filed as an Exhibit to Post-Effective Amendment No. 44 to the Registrant’s Form N-1A Registration Statement on April 25, 2011 and incorporated herein by reference.

		(ii)	Amended Exhibit A, effective February 9, 2015, to the Transfer Agency Services Agreement dated February 25, 2009 – Filed as an exhibit to Post-Effective Amendment No. 54 to the Registrant’s Form N-1A Registration Statement on April 27, 2015 and incorporated herein by reference.

	(b)	Fund Accounting Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an Exhibit to Post-Effective Amendment No. 24 to the Registrant’s Form N-1A Registration Statement on February 2, 2004 and incorporated herein by reference.

		(i)	Amended Exhibit A, dated April 18, 2016, to the Fund Accounting Agreement with The Bank of New York Mellon dated January 6, 2003 – Filed as an exhibit to Post-Effective Amendment No. 59 to the Registrant’s Form N-1A Registration Statement on April 28, 2016 and incorporated herein by reference.

	(c)	Administrative and Shareholder Services Agreement with Voya Funds Services, LLC and Golden American Life Insurance Company dated May 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

	(d)	Administrative and Shareholder Services Agreement with ING Pilgrim Group, LLC and ReliaStar Life Insurance Company of New York dated May 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

		(i)	Amendment, executed August 30, 2002, to the Administrative and Shareholder Services Agreement with ING Pilgrim Group, LLC and ReliaStar Life Insurance Company of New York dated May 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

	(e)	Administrative and Shareholder Service Agreement with ING Pilgrim Group, LLC and Security Life of Denver Insurance Company dated May 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

		(i)	Amendment, executed August 30, 2002, to the Administrative and

Shareholder Services Agreement with ING Pilgrim Group, LLC and Security Life of Denver Insurance Company dated May 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

(f)	Administrative and Shareholder Service Agreement with ING Pilgrim Group, LLC and ReliaStar Life Insurance Company dated May 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

(i) Amendment, executed August 30, 2002, to the Administrative and Shareholder Services Agreement with ING Pilgrim Group, LLC and ReliaStar Life Insurance Company dated May 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

(g)	Administrative and Shareholder Services Agreement with Voya Funds Services, LLC and ING Insurance Company of America dated April 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

(h)	Administrative and Shareholder Services Agreement with Voya Funds Services, LLC and ING Life Insurance and Annuity Company dated April 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

(i)	Administration and Shareholder Services Agreement between Voya Variable Products Trust, Northern Life Insurance Company, and Voya Investments Distributor, LLC dated April 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

(j)	Participation Agreement between Voya Variable Products Trust, Aetna Life Insurance and Annuity Company and Voya Investments Distributor, LLC dated May 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

(i) Amendment, executed August 30, 2002, to the Participation Agreement between Voya Variable Products Trust, Aetna Life Insurance and Annuity Company, and Voya Investments Distributor, LLC dated May 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

(k)	Participation Agreement between Voya Variable Products Trust, Aetna Insurance Company of America, and Voya Investments Distributor, LLC dated May 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

(i) Amendment, executed August 30, 2002, to the Participation Agreement between Voya Variable Products Trust, Aetna Life Insurance Company of America and Voya Investments Distributor, LLC dated May 1, 2001 –

Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

(l)	Participation Agreement between Voya Variable Products Trust, Golden American Life Insurance Company, Voya Investments, LLC, and Voya Investments Distributor, LLC dated May 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

	(i)	Amendment, executed August 30, 2002, to the Participation Agreement between Voya Variable Products Trust, Golden American Life Insurance Company, Voya Investments, LLC and Voya Investments Distributor, LLC dated May 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

(m)	Participation Agreement between Voya Variable Products Trust, Security Life of Denver Insurance Company, and Voya Investments Distributor, LLC dated May 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

	(i)	Amendment, executed November 15, 2001, to the Participation Agreement between Voya Variable Products Trust, Security Life of Denver Insurance Company, and Voya Investments Distributor, LLC dated May 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

	(ii)	Amendment, executed August 30, 2002, to the Participation Agreement between Voya Variable Products Trust, Security Life of Denver Insurance Company, and Voya Investments Distributor, LLC dated May 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

(n)	Participation Agreement between Voya Variable Products Trust, ReliaStar Life Insurance Company, and Voya Investments Distributor, LLC dated May 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

	(i)	Amendment, executed August 30, 2002, to the Participation Agreement between Voya Variable Products Trust, ReliaStar Life Insurance Company, and Voya Investments Distributor, LLC dated May 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

	(ii)	Amendment, executed September 22, 2003, to the Participation Agreement between Voya Variable Products Trust, ReliaStar Life Insurance Company, and Voya Investments Distributor, LLC dated May 1, 2002 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

	(o)	Participation Agreement between Voya Variable Products Trust, ReliaStar Life Insurance Company of New York, and Voya Investments Distributor, LLC dated May 1, 2001 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

		(i)	Amendment, executed August 30, 2002, to the Participation Agreement executed August 30, 2002 between Voya Variable Products Trust, ReliaStar Life Insurance Company of New York and Voya Investments Distributor, LLC dated May 1, 2001 – Filed as an exhibit to Post-Effective Amendment No. 32 to the Registrant’s Form N-1A Registration Statement on April 27, 2007 and incorporated herein by reference.

	(p)	Participation Agreement between Massachusetts Mutual Life Insurance Company and Voya Variable Products Trust, effective April 26, 2006 – Filed as an exhibit to Post-Effective Amendment No. 32 to the Registrant’s Form N-1A Registration Statement on April 27, 2007 and incorporated herein by reference.

		(i)	Amendment dated April 3, 2008 to the Participation Agreement between Massachusetts Mutual Life Insurance Company and Voya Variable Products Trust, effective April 26, 2006 – Filed as an Exhibit to Post-Effective Amendment No. 34 to the Registrant’s Form N-1A Registration Statement on April 25, 2008 and incorporated herein by reference.

		(ii)	Amendment dated September 6, 2008 to the Participation Agreement between Massachusetts Mutual Life Insurance Company and Voya Variable Products Trust, effective April 26, 2006 – Filed as an Exhibit to Post-Effective Amendment No. 49 to the Registrant’s Form N-1A Registration Statement on April 25, 2013 and incorporated herein by reference.

	(q)	Allocation Agreement (Fidelity Bond) dated May 24, 2002 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

		(i)	Amended Schedule A dated May 2007 to the Allocation Agreement (Fidelity Bond) dated May 24, 2002 –Filed as an Exhibit to Post-Effective Amendment No. 34 to the Registrant’s Form N-1A Registration Statement on April 25, 2008 and incorporated herein by reference.

	(r)	Allocation Agreement (Directors and Officers Liability) dated May 24, 2002 – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Registrant’s Form N-1A Registration Statement on April 15, 2004 and incorporated herein by reference.

		(i)	Amended Schedule A dated September 12. 2013 to the Allocation Agreement (Directors and Officers Liability) dated May 24, 2002 – Filed as an exhibit to Post-Effective Amendment No. 51 to the Registrant’s Form N-1A Registration Statement on April 29, 2014 and incorporated herein by reference.

(14)	Consent of KPMG LLP – Filed as an Exhibit to the Registrant’s Registration Statement on Form N-14 filed on March 24, 2017 and incorporated herein by reference.

(15)	N/A

(16)	Powers of Attorney – Filed as exhibits to the Registrant’s Registration Statement on Form N-14 filed on March 24, 2017 and incorporated herein by reference.

(17)	N/A

ITEM 17. UNDERTAKINGS

1.	The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act (17 CFR 230.145(c)), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

2.	The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

3.	The undersigned registrant undertakes to file a post-effective amendment to this registration statement upon the closing of the reorganization described in this registration statement that contains an opinion of counsel supporting the tax matters.

SIGNATURES

As required by the Securities Act of 1933, as amended (the “1933 Act”), the Registrant certifies that it meets all the requirements for effectiveness of this Registration Statement under Rule 462(d) under the 1933 Act and has duly caused this amendment to the Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scottsdale and State of Arizona on the 17th day of August, 2017.

Voya Variable Products Trust

By:	/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
Todd Modic*	Senior Vice President Chief/Principal Financial Officer	August 17, 2017

Colleen D. Baldwin*	Trustee	August 17, 2017

John V. Boyer*	Trustee	August 17, 2017

Patricia W. Chadwick*	Trustee	August 17, 2017

Peter S. Drotch*	Trustee	August 17, 2017

Martin J. Gavin*	Trustee	August 17, 2017

Russell H. Jones*	Trustee	August 17, 2017

Patrick W. Kenny*	Trustee	August 17, 2017

Shaun P. Mathews*	Interested Trustee and President and Chief Executive Officer	August 17, 2017

Joseph E. Obermeyer*	Trustee	August 17, 2017

Sheryl K. Pressler*	Trustee	August 17, 2017

Christopher P. Sullivan*	Trustee	August 17, 2017

Roger B. Vincent*	Trustee	August 17, 2017

*By:	/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
as Attorney-in-Fact**

**	Powers of Attorney for Todd Modic and each Trustee - Filed as exhibits to the Registrant’s Registration Statement on Form N-14 filed on March 24, 2017 and incorporated herein by reference.

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
(12)	Opinion and Consent of Counsel Supporting Tax Matters and Consequences